Exhibit 1.01

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated and effective as of November 13, 2007 (the "Agreement"), between Victory State Bank, a New York banking organization ("Victory"), and Raffaele M. Branca, an individual presently residing in Staten Island, New York ("Officer").

         In consideration of the mutual agreements set forth below, Victory and Officer agree as follows:

1. Certain Definitions.

         1.1. As used in this Agreement, "Affiliate" shall mean any company controlled by, controlling or under common control with Victory.

         1.2. "Board" shall mean Victory's Board of Directors as it may be composed from time to time.

2. Title, Duties, Reporting Structure; Certain Restrictions.

         2.1. Employment. Victory hereby employs Officer, and Officer hereby agrees to be employed by Victory, as its President and Chief Executive Officer, effective November 13, 2007. During Officer's employment with Victory, Officer, subject to the terms of this Agreement and under the direction of the Board, shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities consistent with the position of President and Chief Executive Officer of Victory (the "Services"). Officer shall have such specific powers and duties as may be assigned to Officer by the Board. Officer agrees to devote all of Officer's working time, attention and efforts to Victory and the Services and to perform the duties of Officer's positions. Officer shall perform his duties and the Services in accordance with and subject to Victory's Organization Certificate, By-laws, and such policies, procedures, instructions and guidelines as may be approved by the Board from time to time. In no event may Officer, while this Agreement is in force, engage in any activities whatsoever competitive with or for or on behalf of any firm or person whose business or activities are competitive with the business of Victory.

         2.2 Holding Company. Officer shall also serve at the President and Chief Executive Officer of Victory's parent holding company, without separate compensation other than as set forth herein. By its signature below, VSB Bancorp, Inc., consents to such service and guaranties to Officer the full and prompt payment to Officer of all amounts payable to Officer hereunder.

3. Certain Representations and Warranties of Officer.

         3.1. Officer represents and warrants to Victory that Officer is not subject to:

         (a) any legal or contractual impediment to enter into and perform this Agreement;

         (b) any covenant not to compete or covenant of confidentiality that could, if interpreted adversely to Officer, restrict his ability to perform the Services; and

         (c) any administrative order or decree barring or restricting his involvement in the banking industry or limiting him from performing the functions of an executive officer of a bank with deposits insured by the FDIC.

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4. Term of Employment.

         The period of Officer's employment with Victory shall commence on November 13, 2007 and shall expire on November 12, 2010, subject to extension by the mutual written agreement of Victory and Officer and subject to termination prior to such date as set forth herein.

5. Compensation.

         5.1. Base Salary. Subject to the terms of this Agreement, during the term of this Agreement, Victory shall pay to Officer a base salary at a rate of $203,163 per year (the "Base Salary"), payable in arrears in equal installments in accordance with the practices developed by Victory for wage payments to other Officers, but no less frequently than twice during each calendar month on or about the fifteenth and the last day thereof each month. The term "Base Salary" shall refer to Officer's Base Salary in effect from time to time.

         5.2. Incentive Compensation. Officer shall be eligible to receive a bonus from Victory and stock options from Victory's parent holding company when and if determined by the Board or the Stock Option Committee, as applicable, in their sole discretion. Any such bonus shall be subject to all necessary withholdings and payment of employment-related taxes, contributions and charges.

6. Business Expenses.

         6.1. Reimbursement. Victory shall reimburse Officer for all reasonable and necessary expenses incurred by Officer in performing Officer's duties for Victory and in accordance with Victory's policies as in effect from time to time, and upon production of appropriate receipts or vouchers. The expenses incurred by the Officer shall be subject to periodic review by the Audit Committee.

7. Benefits. Officer shall be entitled to the following benefits.

         7.1. Automobile. Victory will provide an automobile for use by Officer during the term of this Agreement of a kind and type to be approved by the Board and Victory will pay for the insurance for the car. The automobile may be replaced as determined by the Board.

         7.2. Other Benefits. Officer may participate in such vacation, sick leave, personal day, welfare, health and life insurance and pension programs as may be adopted from time to time by the Board for employees and officers of Victory including, without limitation, the Employee Stock Ownership Plan maintained by Victory's parent holding company.

8. Termination of Employment.

         8.1. Death. Officer's death shall terminate Officer's employment.

         8.2. Disability. If, as a result of an adverse physical or mental medical condition of Officer, Officer is absent from the full-time performance of Officer's duties with Victory for a period of four (4) months within any six
(6) month period and, if within thirty (30) days after written notice is provided to Officer by Victory, Officer shall not have returned to the continuous full-time performance of his position, Officer's employment under this Agreement may be terminated by Victory. If Officer's employment is terminated under this Section 8.2, Officer's entitlement to benefits under
Section 8.5(a) shall be subject to independent written medical confirmation of such adverse condition in form and substance reasonably satisfactory to Victory.

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         8.3. Cause. Victory, at its option, may terminate the employment of
Officer for Cause forthwith, without notice, and thereupon, except as otherwise specifically provided in this Agreement, all of the obligations of Victory to Officer or his family under this Agreement shall immediately cease. Victory shall have "Cause" to terminate Officer's employment hereunder in the event of
(i) Officer's conviction of or plea of guilty or nolo contendere to any felony or to a misdemeanor if such misdemeanor involves dishonesty or breach of trust,
(ii) Officer's willful or gross neglect of the material duties required by the Agreement, (iii) Officer's knowingly dishonest act or inaction, or knowing bad faith or willful misconduct in connection with his employment by Victory, (iv) Officer's material breach of any of his obligations under this Agreement including, without limitation, actions or inaction contrary to the policies or business practices of Victory, or (v) the existence of a final, non-appealable order, judgment or decree prohibiting Officer from serving as an executive officer of Victory.

         8.4. Termination Without Cause; Voluntary Termination. Victory may, at its option, terminate Officer's employment without Cause at any time, and Officer may, upon giving not less than sixty days written notice to Victory, terminate his employment for any reason, at any time.

         8.5. Payments and Benefits in the Event of Termination.

         a. Termination Without Cause by Victory. If Officer's employment is terminated by Victory pursuant to Section 8.2 or Section 8.4, Victory shall pay or provide to Officer, in lieu of any severance plan applicable to employees:

         (i)      the Base Salary earned to the effective date of termination;

         (ii)     any bonus previously voted by the Board and not yet paid; and

         (iii) the Base Salary and health insurance coverage through the remainder of the term of this Agreement without regard to such termination, plus one additional year of Base Salary and health insurance coverage, with the Base Salary to be paid in equal monthly installments over the number of years of Base Salary being paid, but in no event shall the amount payable or the health insurance being provided under this clause (iii) exceed two years of Base Salary and two years of health insurance coverage.

Health insurance coverage, for the purposes Section 8.5(a)(iii) shall mean health insurance coverage for Officer and his immediate family upon the same terms and conditions then being provided to other employees of Victory.

         b. Other Termination. Except as provided in Section 9, if Officer's employment is terminated for any reason other than by Victory pursuant to Sections 8.2 or 8.4, then all obligations of Victory and Officer under this Agreement shall terminate.

         8.6. Non-renewal. If Victory does not agree to renew or extend the term of Officer's employment hereunder at any scheduled expiration for at least two years and upon substantially the same other terms as are set forth herein, then, upon such expiration, Officer shall be entitled to severance pay and severance benefits in the amounts set forth in Sections 8.5(a)(iii) as though this Agreement had been terminated by Victory pursuant to Section 8.4 on the day prior to the scheduled expiration of the term; provided, however, that if the Board notifies Officer at least six months prior to the expiration of the term

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hereof that Victory will not agree to so renew or extend the term of Officer's employment, then, upon continuing to perform the services hereunder for the remainder of the scheduled term hereof, Officer shall receive, upon the expiration of such term, nine months of Base Salary payable in nine equal monthly installments beginning upon the scheduled expiration of the term of employment.

         8.7. Resignations. Upon the effective date of termination or other ending of Officer's employment with Victory for any reason, Officer shall be deemed to have resigned from all positions held with Victory or any of its Affiliates as of the effective date of such termination, which resignations shall include resignations of all positions as an officer, director, or member of any committee. In such case, upon request by Victory, Officer will execute documents formalizing such resignations, but no such documents shall be required to effect such resignations.

9. Compensation in the event of a Change in Control.

         9.1. Termination After a Change in Control. If, during the period beginning upon the public announcement of an intended Change in Control (as defined below), which Change in Control is ultimately consummated, and ending six months after such Change in Control is consummated, Officer's employment is terminated for any reason other than death, or if Officer terminates his employment pursuant to Section 8.4 during such period, then Officer shall receive the following benefits and amounts:

         (a) his or her earned but unpaid salary through the date of termination, payable when due but not later than thirty (30) days after the termination;

         (b) the benefits, if any, to which Officer and his or her family and dependents are entitled as a former officer, or family or dependents of a former officer, under employee benefit and compensation plans benefiting Victory's employees, as in effect sixty days prior to the Change in Control;

         (c) continued group life, health and disability insurance benefits as though Officer had continued to be employed under this Agreement for three years after the Change in Control; and

         (d) within thirty days following termination, a lump sum payment equal to 2.99 times Officer's then-current Base Salary, but in no event more than the maximum amount that Officer is permitted to receive under
         Section 280G of the Internal Revenue Code without the imposition of excise taxes or penalties under Section 280G upon Victory or Officer as a result of such payment.

         9.2. No Offset. The payments or benefits provided for in this Section 9 shall not be reduced by any compensation or other benefits earned or received by Officer as the result any other employment obtained by Officer, by retirement benefits, by offset against any amount claimed to be owed by Officer to Victory, or otherwise except as specifically provided in this Agreement.

         9.3. Definition of Change in Control. For purposes of this Agreement, a Change in Control of Victory shall mean:

         (a) the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than (i) a corporation owned, directly or indirectly, by the stockholders of Victory in substantially

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         the same proportions as their ownership of stock of Victory; or (ii)
         any person or group consisting, in whole or in part, of one or more executive officers of Victory and members of their families as of the date of this Agreement, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities issued by Victory representing twenty-five percent (25%) or more of the combined voting power of all of Victory's then outstanding securities, without regard to whether any such statutes or regulations are legally applicable to Victory; or

         (b) the occurrence of any event upon which the individuals who on the date this Agreement is made are members of the Board, together with their successors as described in Section 9.5, cease for any reason to constitute a majority of the members of the Board; or

         (c) the shareholders of Victory approve either:

                  (A) a merger or consolidation of Victory with any other corporation, other than a merger or consolidation following which the following conditions are satisfied:

                           (I) (x) the members of the Board of Victory immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution immediately after such merger or consolidation; and (y) the shareholders of Victory immediately prior to such merger or consolidation own securities of the resulting institution immediately after such merger or consolidation representing fifty percent (50%) or more of the combined voting power of all such securities then outstanding in substantially the same proportions as their ownership of voting securities of Victory before such merger or consolidation; and

                           (II) the entity which results from such merger or consolidation expressly agrees in writing to assume and perform Victory's obligations under this Agreement; or

                  (B) a plan of complete liquidation of Victory or an agreement for the sale or disposition by Victory of all or substantially all of its assets; or

         (d) the occurrence of any event described in Sections 9.4(a), (b) or
         (c) with respect to Victory's parent holding company as though such parent holding company and its stockholders were named in this Section
         9.3 instead of Victory and its stockholders.

         9.4. More than One Change in Control. It is understood and agreed that more than one Change in Control may occur at the same or different times and that the provisions of this Agreement shall apply with equal force and effect with respect to each such Change in Control, and for the purposes of determining the amount payable to Officer in accordance with this Agreement, Officer may select one, but only one, of such Changes in Control for determination purposes provided that all the other conditions of this Agreement are satisfied with respect to such Change in Control. If there are two or more mergers or consolidations which are substantially contemporaneous in time, the consummation of which are separated in time principally for regulatory, convenience or administrative reasons, then such mergers or consolidations shall be deemed one transaction for the purpose of the terms "immediately prior" and "immediately after."

         9.5. Successor Directors. For the purpose of all of Section 9, a successor of a director shall mean any person who is elected or nominated for election to the Board by a majority of the directors of Victory who are either directors of Victory on the date of this Agreement or who are themselves successors as defined in this sentence.

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10. Confidentiality.

         10.1. Non-Disclosure, Non-Use, Non-Misappropriation Obligations. Officer acknowledges that while employed by Victory, Officer will occupy a position of trust and confidence. Officer shall not at any time, while employed by Victory or at any time thereafter, disclose to others, use or misappropriate, whether directly or indirectly, any Confidential Information (as hereafter defined), provided, however that this Section 10.1 shall not apply to any disclosure (y) required to perform Officer's duties hereunder; or (z) required by applicable law. "Confidential Information" shall mean information of, about or owned or possessed by Victory related to Victory or any of its Affiliates, or related to any of their customers, and actual or potential business partners, and all papers, files and records (including computer records) of any documents containing such Confidential Information. "Confidential Information" shall not include information generally known to or available to the public or information which becomes public through no fault of Officer. Officer shall take all reasonable and appropriate safeguards to see to it that such Confidential Information is not exposed to, or taken by, any unauthorized persons (including unauthorized officers and agents of Victory). Officer acknowledges that much of the Confidential Information is subject to federal or state laws requiring that information be maintained as confidential or may be subject to other fiduciary duties or other obligations of confidentiality that are or may be imposed upon Victory or its Affiliates. Officer agrees to deliver or return to Victory, at Victory's request, at any time, or upon termination or expiration of Officer's employment, or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) of, and other property, owned, belonging to or possessed by, Victory and its Affiliates containing any Confidential Information.

         10.2. Compulsory Disclosures. If Officer is requested, or if in the opinion of his counsel, is required by law or judicial order to disclose any Confidential Information, Officer shall provide Victory with prompt notice of any such request or requirement so that Victory may seek an appropriate protective order or waiver of Officer's compliance.

         10.3. Covenant Not to Compete. For a period of one year after Officer's employment with Victory terminates for any reason including, without limitation, upon the expiration of the term hereof, and for any additional period after such one year during which Victory is making payments to Officer pursuant to Sections
8.5 or 8.6 hereof, other than after a termination during the period described in the introductory paragraph of Section 9.1, but in no event for more than nine months after the expiration of the term hereof if Victory gives Officer the six months notice described in Section 8.6, Officer shall not:

         (a) Divert or attempt to divert any business or customer from Victory to any direct or indirect competitor, by direct or indirect inducement or otherwise;

         (b) Be employed at, or act as an independent contractor at, any office located in Staten Island, New York of any bank, savings bank, savings and loan association, credit union or other institutional lender, or at any office of any bank, savings bank, savings and loan association, credit union or other institutional lender which has its main office in Staten Island regardless of the office out of which Officer may work; or

         (c) Function wholly or in substantial part in a business development or business solicitation capacity for any bank, savings bank, savings and loan association, credit union or other institutional lender,


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         regardless of where located, and in such position develop or solicit business from individuals or entities residing in or with principal offices in Staten Island.

For the purposes of this Section 10.3, the references to Staten Island shall be deemed to also include any other county in which Victory maintains a branch on the date of termination of employment.

         10.4. Non-Solicitation of Employees. Officer recognizes that he will possess Confidential Information about other employees of Victory and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits. Officer recognizes that the information he will possess about these other employees is not generally known, is of substantial value to Victory or its Affiliates, and will be acquired by Officer solely because of Officer's business position with Victory. Officer agrees that for one year following the effective date of termination or expiration of his employment, and for any additional period after such one year during which Victory is making payments to Officer pursuant to Sections 8.5 or 8.6 hereof, regardless of the reason for its termination or expiration, Officer will not, directly or indirectly, solicit or recruit any employee of Victory or its Affiliates for the purpose of being employed by Officer or by any business, individual, partnership, firm, corporation or other entity on whose behalf Officer is acting as an agent, representative or Officer and that Officer will not convey any such Confidential Information about other employees of Victory or its Affiliates, to any other person except within the scope and for the necessary purposes of the performance of Officer's duties hereunder.

         10.5. Effect of Unenforceability. If all or any portion of this Section 10 is held unenforceable by a court in an action to which Victory is a party, then this Section 10 shall be deemed amended to impose the maximum restrictions permitted by law with respect to the subject matter of the provision or provisions held to be unenforceable.

         10.6. Remedies for Breach. The parties agree that Victory's damages at law will not be an adequate remedy for the breach by Officer of any provision of
Section 10, and agree that in the event of such breach that Victory may obtain temporary and permanent injunctive relief restraining Officer from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any arbitration or action. Nothing contained herein shall be construed as prohibiting Victory from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 10 or for any breach or threatened breach of any other provision of this Agreement. This
Section 10 shall survive the termination or expiration of Officer's employment with Victory or the termination of this Agreement and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

11. General Provisions.

         11.1. Assignment; Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of Victory with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Victory hereunder, and all references herein to the "Victory" shall refer to such successor.

         11.2. Indemnification. Victory hereby agrees to indemnify and hold Officer harmless to the maximum extent permitted by the New York Banking Law, subject to and limited by the coverage terms and conditions, including liability


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limits, of the Directors' and Officers' liability insurance policy maintained by or for the benefit of Victory, against any and all liabilities, expenses (including attorneys' fees and costs), claims, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action or proceeding brought by a third party (which term excludes Victory and its Affiliates, and their respective directors, officers, and representatives) arising out of Officer's employment with Victory, or employment with any other entity at the request of Victory, whether civil, criminal, administrative or investigative, if with respect to the causes of actions at issue in the action or proceeding Officer acted in good faith and in a manner Officer reasonably believed to be in, or not opposed to, the best interests of Victory, and with respect to any criminal action, Officer had no reason to believe Officer's conduct was unlawful. Said indemnification and hold harmless obligation shall not apply to any breach by Officer of his representations, warranties and covenants contained in this Agreement generally; and specifically, shall not apply to any such breach by Officer of his representations and warranties made in Section 3. Said indemnification arrangement shall (i) survive the termination of this Agreement, (ii) apply to any and all qualifying acts of Officer which have taken place during any period in which he was employed by Victory, irrespective of the effective date of this Agreement and (iii) be subject to any limitations imposed from time to time under applicable law.

         11.3. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and terminates and supersedes all other or prior written or oral commitments, agreements, and understandings between among the parties with respect to Officer's employment by Victory, except that this Agreement shall not supersede the terms of the employee benefit, pension and retirement plans of Victory or its Affiliates.

         11.4. Survival; Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Officer and Victory consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving Victory's goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

         11.5. Withholding. Victory shall withhold such amounts from any compensation or other benefits payable to Officer under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

         11.6. Acknowledgment. Victory and Officer have negotiated this Agreement, and have read and understood its provisions before signing and exchanging it. Officer acknowledges that he has been advised by Victory to seek the advice of independent counsel prior to reaching agreement with Victory on any of the terms of this Agreement. The parties agree that no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting the Agreement.

         11.7. Waivers; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or

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relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except in writing executed by each party hereto.

         11.8. Submissions and Actions on behalf of Victory. Unless otherwise agreed by resolution of Victory's Board and Officer, only Victory's Board members (other than Officer) may submit any notice under or pursuant to this Agreement on behalf of Victory; or may agree on behalf of Victory to a modification or supplement to this Agreement or to any new employment agreement with Officer; or may exercise any right or prerogative under this Agreement on behalf of Victory.

         11.9. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if sent by email, telefax, delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by nationally recognized courier service, addressed as follows:

If to Victory:                      Victory State Bank
                                    Attn: Chairman of the Board
                                    4142 Hylan Blvd.
                                    Staten Island, New York 10308

with a copy to:                     Gallet Dreyer & Berkey, LLP
                                    845 Third Avenue
                                    New York, NY  10022
                                    Attention: Jay L. Hack, Esq.

If to Officer:                      Raffaele M. Branca
                                    at his last residence address as is shown on the records of Victory

with a copy to:                     Such other person as Officer may designate
                                    by written notice to Victory,

or at such other address as the party to which notice is to be given may have furnished to the other party in writing in accordance herewith. If such notice or communication is mailed, such communication shall be deemed to have been given on the fifth (5th) business day following the date on which such communication is posted.

         11.10. Descriptive Headings; Certain Interpretations. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement: (i) any reference in this Agreement to any agreement, document or instrument includes all permitted supplements and amendments; (ii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (iii) the words "include," "included" and "including" are not limiting; and (iv) a reference to a person or entity includes its permitted successors and assigns.

         11.11. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal substantive laws of the State of New York without reference to its conflicts of laws principles.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       VICTORY STATE BANK


                                       By: /s/ Joseph J. LiBassi
                                           -------------------------------------
                                           Joseph J. LiBassi, Chairman


                                       /s/ Raffaele M. Branca
                                       -----------------------------------------
                                       Raffaele M. Branca, Officer


Consented and agreed as to paragraph 2.2

                                       VSB Bancorp, Inc.

                                       By: /s/ Joseph J. LiBassi
                                           -------------------------------------
                                           Joseph J. LiBassi, Chairman




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